CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

    We have issued our report dated November 24, 2014, accompanying the financial statements of Investors' Quality Tax-Exempt Trust, Series 117 (included in Van Kampen Unit Trusts, Municipal Series 816) as of July 31, 2014, and for each of the three years in the period ended July 31, 2014 and the financial highlights for the period from August 18, 2009 (date of deposit) through July 31, 2010 and for each of the four years in the period ended July 31, 2014, contained in this Post-Effective Amendment No. 5 to Form S-6 (File No. 333-159764) and Prospectus.

    We hereby consent to the use of the aforementioned report in this Post-Effective Amendment and Prospectus and to the use of our name as it appears under the caption "Other Matters-Independent Registered Public Accounting Firm".

/s/ GRANT THORNTON LLP

New York, New York
November 24, 2014